MEDIA CONTACT:
                                                Peggy A. Palter
                                                (847) 286-8361

                                                FOR IMMEDIATE RELEASE:
                                                September 2, 1999

         SEARS AUGUST COMPARABLE SALES INCREASE 0.1 PERCENT
       Company Revises Earnings Outlook; Announces Management
         Initiatives Focused On Reviving Retail Sales Momentum


    HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. announced today that its total domestic store revenues for the four weeks ending August 28, 1999 were $2.15 billion. Comparable domestic store revenues increased 0.1 percent. Total domestic store revenues increased 1.8 percent, excluding the impact of the company's divestitures of Western Auto and HomeLife. On a reported basis, revenues were 4.7 percent below revenues of $2.25 billion for the four weeks ending August 29, 1998.
    "Although we continued to drive strong increases in categories such as infants' and toddlers' apparel, home appliances, personal computers, and big screen and projection TVs, sales in categories such as lawn and garden, men's and footwear were below the levels of a year ago, and overall comparable revenue performance for the month was not up to our expectations," said Chairman and Chief Executive Officer Arthur
C. Martinez.

Revised Earnings Outlook
     Due to softness in current retail sales trends and lower than expected retail gross margin rates, the company expects third quarter earnings to be in the range of $0.63 to $0.67 per share, excluding non-comparable items, which is a decrease from the prior year third quarter. Based on these current trends, the company is revising its full year outlook for earnings per share to increase at a low-single digit percentage rate, excluding any non-comparable items.

                           -more-


SEARS/Add One
    "While we continue to expect that our intensified marketing and merchandising initiatives will positively impact our sales results, we believe it is appropriate at this time to adjust expectations for 1999 to conform more closely with recent trends until tangible signs of improvement materialize," said Martinez. "We will stay focused on execution of these initiatives, intensify our cost reduction efforts and are also making a number of management changes to sharpen our focus on Sears retail business." The company anticipates finalizing its plans and recording a charge for the expected cost of these initiatives in the second half of the year.

Management Changes
    Effective immediately, Alan J. Lacy, 45, president of Sears
Credit, will assume additional responsibilities as president of Services leading the company's Home Services and e-commerce businesses in addition to his current role as president of Credit. Julian C. Day, 47, who served as Sears chief financial officer since March, has been named to the newly created position of executive vice president and chief operating officer responsible for finance as well as logistics and information technology. Lacy and Day join a newly formed Office of the Chief Executive where they, along with Martinez, will participate in all principal corporate decision making.
    "I am pleased Alan Lacy and Julian Day will be assuming larger roles managing Sears operations and service businesses," said Martinez. "Having individuals with their business knowledge supporting these areas allows me to focus more intensely on critical retail issues."
    Also reporting to Martinez in newly created president positions supporting retail are Lyle G. Heidemann, 54, president of hardlines, and Mark A. Cohen, 50, president of softlines. Cohen, formerly executive vice president of marketing, retains responsibility for the company's retail marketing activities. Mary Conway, 50, recently named president of stores, also continues to report to Martinez. William L. Salter, 56, will remain in his role as president of specialty retail, working closely to integrate Sears specialty stores more closely into its mainstream retail operations.

                               -more-


SEARS/Add Two
    Robert L. Mettler, 59, president of Merchandising for full-line stores, has chosen to leave the company.
    "We are organizing to provide intense focus on our retail business," explained Martinez. "Today's announcements demonstrate the strength of our management team and reinforce our commitment to reenergizing our sales. Sears retail business has a strong foundation, and I am grateful for all Bob Mettler's significant contributions to the revitalization of our merchandising, innovations in brand development and his strong personal leadership."
    Certain statements contained in the revised earning outlook are forward looking and as such involve risks and uncertainties that could cause actual results to differ materially. The company's forward-looking statements are based on assumptions about many important factors, including competitive conditions in the retail industry, changes in consumer confidence and spending, the ability of the company to successfully implement its new marketing campaign and cost reduction efforts, general United States economic conditions such as higher interest rates and normal business uncertainty. In addition, the company typically earns a disproportionate share of its operating income in the fourth quarter due to holiday buying patterns, which are difficult to forecast with certainty. While the company believes that its assumptions are reasonable, it cautions that it is impossible to predict the impact of certain factors which could cause actual results to differ materially from predicted results.
    Through its network of 850 full-line stores and more than 2,100 specialty stores, Sears provides apparel, home and automotive products and related services for nearly 60 million American households.

                                           Sears, Roebuck and Co.
                                         4 Weeks         30 Weeks

1999 Domestic Store Revenues         $2,146,100,000   $16,027,400,000
1998 Domestic Store Revenues          2,250,900,000    16,696,500,000
Percent Change                            (4.7%)             (4.0%)
Comparable Domestic Stores Percent Change  0.1%               1.0%


1999 Total Revenues                   $2,930,400,000  $21,959,100,000
1998 Total Revenues                    3,029,900,000   22,682,500,000
Percent Change                            (3.3%)             (3.2%)


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